Exhibit 99.1

Riot Announces Pricing of Offering of 0.75% Convertible Senior Notes

CASTLE ROCK, Colo., December 9, 2024 — Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or the “Company”) today announced the pricing of its offering of $525 million aggregate principal amount of its 0.75% convertible senior notes due 2030 (the “notes”). The notes will be sold in a private offering only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Riot also granted to the initial purchasers of the notes an option to purchase, within a three-day period beginning on, and including, the date on which the notes are first issued, up to an additional $75 million aggregate principal amount of the notes. The offering was upsized from the previously announced offering of $500 million aggregate principal amount of notes. The offering is expected to close on December 11, 2024, subject to satisfaction of customary closing conditions.

The notes will be unsecured, senior obligations of Riot. The notes will bear interest at a rate of 0.75% per year, payable semiannually in arrears on January 15 and July 15 of each year, and will mature on January 15, 2030, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after January 20, 2028, Riot may redeem for cash all or any portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the daily VWAP (as defined in the private offering memorandum for the offering of the notes) has been at least 130% of the conversion price then in effect for a specified period of time ending on the trading day immediately before the date the notice of redemption is sent. If Riot redeems fewer than all the outstanding notes, at least $50 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

In connection with certain corporate events or if Riot calls any note for redemption, it will, under certain circumstances, be required to increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption.

The notes will be convertible into cash, shares of Riot’s common stock, or a combination of cash and shares of Riot’s common stock, at Riot’s election. Prior to July 15, 2029, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes will initially be 67.2767 shares of Riot’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $14.86 per share. The initial conversion price of the notes represents a premium of approximately 32.5% over the U.S. composite volume weighted average price of Riot’s common stock from 2:00 p.m. through and including volume reported on the Market Center Official Close on December 9, 2024, which was $11.2181. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Riot estimates that the net proceeds from the sale of the notes will be approximately $511.5 million (or approximately $584.6 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Riot.

Riot intends to use the net proceeds from the offering to acquire additional bitcoin and for general corporate purposes.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act. The offer and sale of the notes and the shares of Riot’s common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The offering of the notes is being made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the notes, nor shall there be any sale of, the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction. There can be no assurances that the offering of the notes will be completed as described herein or at all.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining operations in central Texas and Kentucky, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about uncertainties related to the satisfaction of closing conditions for the sale of the notes. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:

Phil McPherson

IR@Riot.Inc

303-794-2000 ext. 110

Media Contact:

Alexis Brock

303-794-2000 ext. 118

PR@Riot.Inc